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                    January 29, 2024

       Sudhanshu Priyadarshi
       Chief Financial Officer
       Keurig Dr Pepper Inc.
       53 South Avenue
       Burlington, Massachusetts 01803

                                                        Re: Keurig Dr Pepper
Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed February 23,
2023
                                                            File No. 001-33829

       Dear Sudhanshu Priyadarshi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing